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EXHIBIT 99.10

THE MILLS CORPORATION
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

        The following unaudited pro forma consolidated statement of income is a supplement to Amendment 2 to the Form 8-K/A filed on September 24, 2002 and has been updated to reflect the results of operations through September 30, 2002. The unaudited pro forma statement of income is based on the historical financial statements of The Mills Corporation (the "Company") adjusted to give effect to the acquisition of ownership interests in Arundel Mills, Arizona Mills, Concord Mills, Grapevine Mills and Ontario Mills (the "Acquired Properties") on May 31, 2002 (collectively, the "Acquisition") as if the Acquisition had occurred on January 1, 2002 ("Assumed Date"). In addition, pro forma adjustments have been recorded to reflect the sale of 7,500,000 shares of common stock, par value $0.01 per share on May 6, 2002, for which a portion of the proceeds were used to purchase the Acquired Properties as if these shares were issued on the Assumed Date.

        The following unaudited pro forma consolidated statement of income should be read in conjunction with the Company's Form 8-K/A filed on September 24, 2002, the Company's Form 8-K/A filed on June 28, 2002, the Company's Quarterly Report on Form 10-Q for the nine months ended September 30, 2002 and the Consolidated Financial Statements and the Notes thereto which are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001. In the Company's opinion, all significant adjustments necessary to reflect the effects of the sale of common stock, the use of the net proceeds therefrom and the Acquisition have been made.

        The unaudited pro forma consolidated statement of income includes the residual sharing percentage purchased and total residual sharing percentage after purchase of the Acquired Properties as follows:

Property	Residual Sharing Percentage to be Acquired	Total Mills Residual Sharing Percentage After Purchase
Arundel Mills	28.1%	65.6%
Arizona Mills	13.2%	50.0%
Concord Mills	28.1%	65.6%
Grapevine Mills	28.1%	65.6%
Ontario Mills	18.8%	68.8%

        The Company's historial consolidated financial statements reflect the effect of the Acquisition on and after the applicable closing date rather than the dates indicated above. The Company has historically accounted for these assets using the equity method of accounting and will continue to do so after the Acquisition as the Company will continue to be a co-general and co-managing partner. The Company does not consider itself to be in control of its joint venture partnerships when major business decisions require the approval of at least one other general partner. The unaudited pro forma consolidated statement of income neither purports to represent what the consolidated results of operations actually would have been had the Acquisition and related transactions occurred on the Assumed Date, nor does it purport to project the consolidated operations for any future period.

THE MILLS CORPORATION
PRO FORMA CONSOLIDATED STATEMENT OF INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002
(Unaudited and in Thousands Except Per Share Amounts)

	Nine Months Ended September 30, 2002
	Historical (a)	Pro Forma Adjustments		Pro Forma Consolidated
REVENUES:
Minimum rent	$87,942	$—		$87,942
Percentage rent	458	—		458
Recoveries from tenants	39,239	—		39,239
Other property revenue	10,015	—		10,015
Management fee income from unconsolidated joint ventures	8,614	415	(b)	9,029
Other fee income from unconsolidated joint ventures	4,508	—		4,508

Total operating revenues	150,776	415		151,191

EXPENSES:
Recoverable from tenants	34,414	—		34,414
Other operating	4,168	—		4,168
General and administrative	9,619	—		9,619
Depreciation and amortization	33,239	2,050	(c)	35,289

Total operating expenses	81,440	2,050		83,490

	69,336	(1,635)		67,701
Equity in earnings of unconsolidated joint ventures	14,257	2,434	(d)	16,691
Interest income	5,631	—		5,631
Interest expense, net	(38,770)	2,151	(e)	(36,619)
Other income (expense)	1,581	—		1,581

INCOME BEFORE EXTRAORDINARY ITEMS AND MINORITY INTERESTS OF CONSOLIDATED AFFILIATES	52,035	2,950		54,985
Extraordinary losses on debt extinguishment	(1,260)	—		(1,260)
Equity in extraordinary losses on debt extinguishments of unconsolidated joint ventures	—	—		—

INCOME (LOSS) BEFORE MINORITY INTERESTS OF CONSOLIDATED AFFILIATES	50,775	2,950		53,725
Minority interests in earnings of consolidated affiliates	(16,577)	150	(f)	(16,427)

NET INCOME (LOSS)	$34,198	$3,100		$37,298

EARNINGS PER COMMON SHARE — BASIC:
Income per share before extraordinary item	$1.02	$(0.01)		$1.01
Extraordinary losses on debt extinguishment	(0.02)	—		(0.02)

Net income per share	$1.00	$0.01	(g)	$0.99

EARNINGS PER COMMON SHARE — DILUTED:
Income per share before extraordinary item	$1.01	$(0.01)		$1.00
Extraordinary losses on debt extinguishment	(0.03)	—		(0.03)

Net income per share	$0.98	$(0.01	)(g)	$0.97

WEIGHTED AVERAGE NUMBER OF SHARES:
Basic	34,112	3,462		37,574

Diluted	34,973	3,461		38,435

THE MILLS CORPORATION
NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002
(Unaudited and in Thousands Except Per Share Amounts)

(a)
Reflects the Company's unaudited historical consolidated statement of income for the nine months ended September 30, 2002.

(b)
Reflects the pro forma adjustment to record the Company's share of management fee income as a result of the Acquisition.

(c)
Reflects the pro forma adjustment to record amortization of the Acquired Properties' purchase price.

(d)
Reflects the pro forma adjustment to record the Company's increased residual sharing percentage in the Acquired Properties which continue to be accounted for under the equity method of accounting after the Acquisition.

(e)
Represents a reduction in interest expense associated with the Company's use of the proceeds from the issuance of 7,500 shares of common stock to reduce outstanding indebtedness under the revolving loan.

(f)
Represents the pro forma adjustment to minority interest in earnings as a result of diluting the minority interest because of the Company's issuance of 7,500 shares of common stock.

(g)
The following table sets forth the computation of basic and diluted earnings per share for the nine months ended September 30, 2002.

Numerator for basic earnings per share	$37,205

Numerator for diluted earnings per share	$37,463

Denominator:
Denominator for basic earnings per share — weighted average shares	37,882
Unvested Restricted Stock Awards — weighted average shares	(308)

Denominator for basic earnings per share adjusted — weighted average shares	37,574
Employee stock options and restricted stock awards	861

Denominator for diluted earnings per share — adjusted weighted average shares	38,435

Basic earnings per share	$0.99

Diluted earnings per share	$0.97

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  EXHIBIT 99.10
THE MILLS CORPORATION UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
THE MILLS CORPORATION PRO FORMA CONSOLIDATED STATEMENT OF INCOME FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002 (Unaudited and in Thousands Except Per Share Amounts)